                                                     Filed pursuant to Rule 433
                                          Registration Statement No. 333-137902
                                                        Dated November 19, 2008

                    Deutsche Bank Commodity Harvest Indices

                                 November 2008

     The instruments described in this presentation are hybrid instruments under the Commodity Exchange Act ("CEA").
 As such, the instruments are not contracts of sale of a commodity for future delivery (or options on such contracts) and are not subject to the CEA.

Risks

--------------------------------------------------------------------------------
      Commodities are speculative and highly volatile. The risk of loss in trading commodities can be substantial. Commodity prices may be subject to substantial and unpredictable fluctuations over short periods of time and may be affected by, among other things, a wide variety of regulatory, monetary and/or economic developments and policies. Prospective investors must independently assess the appropriateness of an investment in commodities in light of their own financial situation and investment objectives.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  The price of an instrument and the commodities which comprise the index may be affected by numerous market factors, including events in the market for commodities, the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the index.

  Commodity prices can be highly volatile and may impact negatively the value of an instrument. Volatility around the time of maturity could have a significant impact on the overall performance of an investment.

  The value of any instrument linked to the index described herein will depend on, among other things, fluctuations in interest rates, the value of the commodities underlying the index, the time remaining to the maturity date, and associated options markets and hedging costs of the issuer. The value of any instrument may start to decline significantly if the value of the index at a given time is below the level of the index on the issue date of the instrument. Price movements may also be caused by changes in the credit spread of the issuer.

  The receipt by the investor of monies owed under instruments linked to the index described herein is subject to and dependent on the issuer's abilities to pay such monies. Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of the issuer.
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                                    page 2

Risks
--------------------------------------------------------------------------------
   Investing in instruments linked to the index involves certain risks.
   Inherent in the index is the risk that the forward curves for the underlying futures contracts will unexpectedly move from a contangoed curve and remain as either a less contangoed curve or a backwardated curve after long positions have been taken in such futures contracts. This switch would result in negative carry at a time when the optimum yield methodology has presumed that the underlying futures contract would result in positive carry. Further, because the index is composed of long and short positions, there is a risk that these positions could cancel each other out if the long
   "booster" position were identical to the short position in the GSCI Light
   Energy Index. This would occur if the optimum yield methodology selects the same futures contract for an underlying commodity as the fixed roll methodology used by the GSCI Light Energy Index which would result in flat returns for the index for that respective component.

   The DB Commodity Harvest 3.5 TV Index attempts to achieve a realized volatility of 3.5%. Adjustments are made to the participation in the DB
   Commodity Harvest Index based on realized volatility of the DB Commodity
   Harvest Index. The realized volatility of the DB Commodity Harvest Index may differ --- perhaps significantly --- from its historical realized volatility. It is also possible that the DB Commodity Harvest 3.5 TV Index will achieve realized volatility that differs --- possibly significantly ---
   from the target volatility of 3.5%.
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                                     page 3

Contents
--------------------------------------------------------------------------------
     DB Commodity Harvest Index
--------------------------------------------------------------------------------

     o    Executive Summary

     o    Sources of Return in Commodities / Commodity Index

     o    Concept and Construction

     o    Performance and Descriptive Statistics

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     DB Commodity Harvest 3.5 TV "Target Volatility" Index
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     o    Executive Summary

     o    Risk Control by Targeting Volatility
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     o    Exhibit I - Weights and Contracts

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                                     page 4

                          DB Commodity Harvest Index

--------------------------------------------------------------------------------
Executive Summary
--------------------------------------------------------------------------------

  Why invest in the DB Commodity Harvest Index?

    The DB Commodity Harvest Index tracks a long/short rule-based strategy that uses the concept of "carry" to generate returns without directional exposure to the commodity markets.

    Rule Based Index

    o    The DB Commodity Harvest Index provides access to commodity "carry"
         through the application of a futures "optimum roll" strategy relative to a "fixed roll" strategy in the same underlying commodities

    o    Monthly rebalancing of the two strategies keeps the Index's market exposure neutral and non- directional. Weights of each commodity are reset annually to match the S&P GSCITM Light Energy Index ("the benchmark index")

    o    Investing via an index frees the investor from the mechanics of rolling the 24 underlying futures contracts

    o    Carry trades may offer an attractive investment in both absolute return and portfolio diversification

--------------------------------------------------------------------------------
 Past performance is not indicative of future results

                                     page 6

Sources of Return in Commodities
--------------------------------------------------------------------------------
Commodity indices invest in futures contracts and are subject to the impact of "roll return."
--------------------------------------------------------------------------------
Spot Return:        Return resulting from the change in the value of a
                    commodity futures contract Return from the change in value
Roll Return:        of a commodity futures contract resulting from its movement over time along its forward curve - also known as "roll
                    yield" or "carry"

Backwardation:*     The roll return  (carry) is Positive

     o    Negative slope or inverted "backward" forward curve

     o    Supply disruption price elasticity

     o    Risk premium at near-term delivery - "convenience yield" theory

    Contango:*      The roll return (carry) is Negative

     o    Positive slope or "normal" upward forward curve

     o    Typically reflects markets that are not as price elastic to supply shocks

     o    Market participants pay a "cost of carry" for deferred payment and delivery

     o    Time value of money, storage costs and delivery are all priced into the deferred premium

--------------------------------------------------------------------------------
*Definitions:

Backwardation: market condition where the futures price is lower in the distant delivery months than in the near delivery months

Contango: market condition where the future price for distant delivery is higher than near delivery months, often due to the costs of storing and insuring the underlying commodity; opposite of backwardation -

                                     Page 7

Sources of Return in Commodities
--------------------------------------------------------------------------------
Backwardation Example:   WTI Crude                FOR ILLUSTRATIVE PURPOSES ONLY
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     WTI Crude normally has high demand with only a finite supply available for immediate delivery. This may create a market where near dated contracts trade at a premium to contracts for future delivery.
--------------------------------------------------------------------------------

                                     CHART

Source:  Deutsche Bank Commodities Group

This hypothetical graph is designed to illustrate the concept of
"backwardation," particularly the maximization of positive roll yield based on the assumption of a constant spot price. The hypothetical premium amounts cannot completely account for financial risk attendant to actual trading, and losses can occur as a result of the spot movement. As such, the graph does not represent actual results, which may vary substantially from those shown in the above-referenced analysis, nor does the graph provide an indication or guarantee of future results.

                                     page 8

Sources of Return in Commodities
--------------------------------------------------------------------------------
Contango Example:   Gold                        FOR ILLUSTRATIVE PURPOSES ONLY
--------------------------------------------------------------------------------

     Gold normally has insurance and storage costs associated with future delivery.
     This may create a market where future dated contracts trade at a premium to contracts for immediate delivery.

                                     CHART

Source: Deutsche Bank Commodities Group

--------------------------------------------------------------------------------
This hypothetical graph is designed to illustrate the concept of "contango,"
particularly the maximization of negative roll yield based on the assumption of a constant spot price. The hypothetical premium amounts cannot completely account for financial risk attendant to actual trading, and losses can occur as a result of the spot movement. As such, the graph does not represent actual results, which may vary substantially from those shown in the above-referenced analysis, nor does the graph provide an indication or guarantee of future results.

--------------------------------------------------------------------------------

                                     page 9

Sources of Return in a Commodity Index

Roll Return or "Carry" is a major determinant in the performance of commodity index returns

To illustrate the importance of roll returns in commodity index returns, Index excess returns, spot returns, and roll returns are listed below for each of the components of the DBLCI Index since 1-Jan-1998.

Excess Return = Spot Return + Roll Return

Roll Returns in the Performance of DBLCI Sub-Indices
(average annual returns)
1-Jan-1998 to 31-Oct-2008

Index	Underlying Commodity	Index Excess Return	Spot Return	Roll Return
DBLCI CL	WTI Sweet Light Crude	11.50%	13.23%	-1.73%
DBLCI HO	Heating Oil	9.70%	13.88%	-4.18%
DBLCI GC	Gold	4.98%	8.90%	-3.93%
DBLCI C	Corn	-8.01%	3.91%	-11.92%
DBLCI W	Wheat	-3.14%	4.71%	-7.85%
DBLCI MAL	Aluminium	2.26%	2.33%	-0.07%

Roll returns are a major determinant in the performance of commodity index returns

Source: Bloomberg

Past performance is not indicative of future performance

page 10

Sources of Return in a Commodity Index

---------------------------------------------------------------------------------------------------
Contract selection and roll return can have a significant impact in the overall return of the index
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Deutsche Bank's proprietary optimum yield ("OY") technology rolls into the contract that maximizes positive roll yield (in a backwardated market) or minimizes negative roll yield (in a contango market) from the list of tradable futures which expire in the next 13 months
--------------------------------------------------------------------------------

          CHART                                             CHART

      Contract Expiry Date                           Contract Expiry Date

Longer dated contracts typically have     Shorter dated contracts typically offer
    less negative carry when the           greater positive carry when the curve
   curve slopes upward (contango)             slopes downward (backwardation)

                                    page 11

Concept and Construction of the Commodity Harvest Index

Applying the DB "OY" optimum yield technology to an existing index to boost returns

By selecting contracts according to "OY" optimum roll yield rules, DB seeks to boost the returns of the S&P GSCI™ Light Energy Index to create a "Booster Index"



40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
YTD
Booster Index
S&P GSCI LE

Source: Deutsche Bank, 2008, Bloomberg, January 1998 to October 31, 2008

- The DB Commodity Harvest Index – Excess Return ("The Index") is constructed through a long position in the booster strategy and a short position in the actual S&P GSCI™ Light Energy
- This long/short strategy is rebalanced monthly according to the differences of the performance of long and short legs to maintain spot neutrality and only has exposure to the difference in roll returns
- A collateral yield of 3-Month U.S. Treasury Bills is added to the Excess Return to create the DB Commodity Harvest Index - Total Return

Booster Index performance is retrospectively calculated prior to 30 December 2007. Such retrospective performance calculations do not represent actual trading, do not involve financial risk, and may present sharp differences to actual results. In the future, the Index's performance may be significantly different than the results shown.

page 12

Past performance is not indicative of future results

Concept and Construction of the Commodity Harvest Index
--------------------------------------------------------------------------------
Performance of the DB Commodity Harvest Index TR
--------------------------------------------------------------------------------

The DB Commodity Harvest Index rebalances mechanically in order to extract alpha and reduce spot market risk.

[GRAPH]

Source: Deutsche Bank, 2008, Bloomberg, Jan 1998 to  October 31, 2008

o    The Index is rebalanced  every month to reduce spot price exposure  created by performance differences between long and short legs.

o    Additional  reweighting  occurs annually to match the annual reweighting of the S&P GSCITM Light Energy

o    The Index is diversified among 24 underlying commodities

(see Exhibit I for weightings)

Booster Index performance is retrospectively calculated prior to 30 December
2007. Such retrospective performance calculations do not represent actual trading, do not involve financial risk, and may present sharp differences to actual results. In the future, the Index's performance may be significantly different than the results shown.

Past performance is not indicative of future results

                                    page 13

Performance and Descriptive Statistics

Historical Returns

	DB Commodity Harvest	DBLCI-MR™**	*Equities	***Commodities
Total Return	9.05%	9.68%	1.64%	5.17%
Excess Return	5.40%	6.04%	-2.01%	1.53%
Volatility	4.01%	19.74%	15.81%	17.27%
Sharpe Ratio	1.35	0.31	-0.13	0.09

Source: Deutsche Bank, 2008, Bloomberg, 01 Jan 1998 – 31 Oct 2008

Correlation with other asset classes

Correlation	DB Commodity Harvest
Equities *	0.4%
DBLCI-MR ™**	- 43.6%
Commodities ***	- 53.1%

Source*: S&P 500 Index
Source**: DBLCI-MR ™ Excess Return
Source***: S&P GSCI™ Index
Source: DB Global Markets, Bloomberg, 01 Jan 1998 – 31 Oct 2008

Past performance is not indicative of future results

The DBLCI-MR and DB Commodity Harvest have existed since February 2003 and December 2007, respectively. The results from their respective inception dates through October 2008 represent actual performance (gross of fees). Results prior to inception dates are based on historical simulations, run from January 1998 for the DBLCI-MR and the DB Commodity Harvest through their respective inception dates, which do not reflect the performance of the actual indices. In the future, the performance of the commodity-linked indices may not be the same or similar to the hypothetical performance reflected.

page 14

                      DB Commodity Harvest 3.5 TV Index

Executive Summary

Why invest in the DB Commodity Harvest 3.5 TV Index?

The DB Commodity Harvest Index seeks to generate alpha through a long/short index strategy. However, there are no controls for volatility. The DB
    Commodity Harvest 3.5 TV Index is an allocation strategy based on the DB
    Commodity Harvest Index that aims at maintaining a target volatility of
    3.5%

Rules-Based Index
-----------------

o    The DB Commodity Harvest 3.5 TV Index dynamically controls the exposure to the DB Commodity Harvest Excess Return Index ("the Underlying Index") in
     order to target realized volatility of close to 3.5%

o    Rebalancing occurs monthly, at which time the participation of the DB
     Commodity Harvest 3.5 TV Index in the Underlying Index is reset to the ratio of Target Volatility / Realized Volatility

o    Participation in the Underlying Index increases when the realized volatility of the Underlying Index has gone down and vice-versa

o    Volatility targeting can reduce the cost of options when there is a large divergence between realized (historical) and implied (expected) volatility, as reflected by the option price

 Past performance is not indicative of future results

                                    page 16

Index Construction (Harvest 3.5 TV Index)

Applying volatility targeting to potentially control risk

Monthly rebalancing
Calculated on 8th business day, effective on the 10th business day

Step I
Monitor Realized Volatility
(Based on Last 90 Days Returns)

Step II
Calculate Index Participation
Participation = Target Volatility / Realized Volatility, subject to a maximum participation of 300%

Step III
Harvest 3.5 TV Index
Return = Participation x Underlying Index return

Numerical Example:
Volatility Target = **3.5%**

Month	90 Day Realized Volatility (Annualized %)	Participation (%)	Underlying Index Return (%)	Vol Target Return (%)
12	3.50	100.00	+5.00	+5.00
13	10.50	33.33	–1.00	–0.33
14	2.50	140.00	+3.00	+4.20
15	2.00	175.00	–2.00	–3.50
16	1.50	233.33	+5.00	+11.66
17	3.00	116.67	+1.00	+1.16
18	3.50	100.00	+10.00	+10.00

page 17

Volatility Targeting: Rationale

--------------------------------------------------------------------------------
Volatility targeting allows investors to buy options at a reduced cost
--------------------------------------------------------------------------------

o    The DB Commodity Harvest Index has experienced volatility as high as 7% and as low as 1.5% since January 2001. Setting the Target Volatility of the
     Underlying Index to 3.5% enables investors to access similar performance while seeking to smooth the volatility

o    Since January 2004, the realized volatility of the DB Commodity Harvest
     Index has been close to 3.5% and thus, on average, participation in the
     Underlying Index has been close to 100%

o    Options on the Harvest 3.5 TV Index are less costly than similar options on the DB Commodity Harvest Index, while still achieving a similar risk/return profile

[GRAPH]

Source: Deutsche Bank, 2008, 01 Jan 2001 - 31 Oct 2008

                                    page 18

The DB Commodity Harvest 3.5 TV Index

[GRAPH]

The DB Commodity Harvest 3.5 TV Index performance is retrospectively calculated prior to 15 October 2008. DB Commodity Harvest Index performance is retrospectively calculated prior to 30 December 2007. Such retrospective performance calculations do not represent actual trading, do not involve financial risk, and may present sharp differences to actual results. In the future, the performance of the indices may be significantly different than the results shown.

                                    page 19

Performance and Descriptive Statistics

Historical Returns

	DB Commodity Harvest 3.5 TV	DBLCI-MR™**	*Equities	***Commodities
Total Return	9.60%	9.68%	1.64%	5.17%
Excess Return	5.93%	6.04%	-2.01%	1.53%
Volatility	4.44%	19.74%	15.81%	17.27%
Sharpe Ratio	1.34	0.31	-0.13	0.09

Source: Deutsche Bank, 2008, Bloomberg , 01 Jan 1998 – 31 Oct 2008

Correlation with other asset classes

Correlation	DB Commodity Harvest 3.5 TV
Equities *	- 4.0%
DBLCI-MR ™**	- 49.0%
Commodities ***	- 55.0%

Source*: S&P 500 Index
Source**: DBLCI-MR ™ Excess Return
Source***: S&P GSCI™ Index
Source: DB Global Markets, Bloomberg, 01 Jan 1998 – 31 Oct 2008

Past performance is not indicative of future results

The DBLCI-MR and DB Commodity Harvest 3.5 TV have existed since February 2003 and October 2008, respectively. The results from their respective inception dates through October 2008 represent actual performance (gross of fees). Results prior to inception dates are based on historical simulations, run from January 1998 for the DBLCI-MR and the DB Commodity Harvest 3.5 TV through their respective inception dates, which do not reflect the performance of the actual indices. In the future, the performance of the commodity-linked indices may not be the same or similar to the hypothetical performance reflected.

page 20

Exhibit I - Index Composition

Weight and contracts currently used in the DB Commodity Harvest Index

No.	Commodity	Current Weight as on 4-Nov-08	Ticker	Commodity Exchange	Long Contract as on 4-Nov-08	Short Contract as on 4-Nov-08
1	WTI crude oil	21.83%	CL	NYMEX	Jul-09	Dec-08
2	Brent crude oil	7.85%	CO	ICE	Sep-09	Jan-09
3	Heating oil	3.19%	HO	NYMEX	Jun-09	Dec-08
4	RBOB Gasoline	1.96%	XB	NYMEX	Dec-08	Dec-08
5	Gas oil	3.20%	QS	ICE	Aug-09	Dec-08
6	Natural gas	4.64%	NG	NYMEX	May-09	Dec-08
7	Aluminium	5.74%	LA	LME	Nov-09	Dec-08
8	Copper	5.51%	LP	LME	Mar-09	Dec-08
9	Zinc	0.97%	LX	LME	May-09	Dec-08
10	Nickel	1.22%	LN	LME	Aug-09	Dec-08
11	Lead	0.85%	LL	LME	Aug-09	Dec-08
12	Gold	4.74%	GC	COMEX	Dec-08	Dec-08
13	Silver	0.47%	SI	COMEX	Jan-09	Dec-08
14	Wheat	8.51%	W	CBOT	Jul-09	Dec-08
15	Kansas red wheat	1.95%	KW	KBT	Jul-09	Dec-08
16	Corn	7.98%	C	CBOT	Dec-08	Dec-08
17	Soybeans	5.16%	S	CBOT	Nov-09	Jan-09
18	Cotton	1.52%	CT	NYBOT	Oct-09	Dec-08
19	Sugar	2.17%	SB	CSC	Jun-09	Mar-09
20	Coffee	1.46%	KC	CSC	Mar-09	Dec-08
21	Cocoa	0.55%	CC	CSC	Mar-09	Dec-08
22	Live cattle	5.29%	LC	CME	Dec-08	Dec-08
23	Feeder cattle	1%	FC	CME	Jan-09	Jan-09
24	Lean hogs	2.22%	LH	CME	Dec-08	Dec-08

Long position rolls into the contract that maximizes positive roll yield (in a backwardated market) or minimizes negative roll yield (in a contango market) from the list of tradable futures which expire in the next 13 months

Short position follows a monthly rolling schedule irrespective of the shape of the forward curve

Long/Short strategy is rebalanced monthly according to the differences of the performance of long and short legs to maintain spot neutrality page 21

Market Data Sources

Bloomberg  Tickers:
---------  --------

DB Commodity Harvest - Total Return                            DBCMHLTU (Index)
DB Commodity Harvest - Excess Return                           DBCMHLEU (Index)

DB Commodity Harvest 3.5 TV - Total Return                     DBCMHVTC (Index)
DB Commodity Harvest 3.5 TV - Excess Return                    DBCMHVEC (Index)

DB Commodity Booster - S&P GSCITM Light Energy Excess Return   DBCMBLEU (Index)
S&P GSCITM Light Energy Excess Return                          SPGSLEP  (Index)

S&P 500                                                        SPX      (Index)
DBLCI-MRTM Excess Return                                       DBLCMMCL (Index)
S&P GSCITM Excess Return                                       SPGSCIP  (Index)

                                    page 22

Important Notes

The analysis set forth herein is based on information we believe to be reliable, including internal models, certain assumptions (all of which are subject to change without notice) and available market data, which may be internally generated.

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires.

Investors should consider an investment linked to the indices described herein only after careful consideration and consultation with their legal, tax, accounting and other advisers as to the suitability of the investments in light of their own particular financial, tax and other circumstances, and the information set out in this document and the other documents we provide to you.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to such offering that Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and such offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche
Bank AG, any agent or any dealer participating in such offering will arrange to send you the prospectus, prospectus supplement and other documents relating to the offering if you so request by calling toll-free 1-800-311-4409.

Your return on an investment linked to the indices described herein will be dependent on the performance of the indices during the term of the instrument.
The composite is subject to change and there is no assurance that the commodities which comprise an index will have positive performance, and past performance of any of the commodities which comprise an index is not a guarantee, nor necessarily indicative, of their future performance.

Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication was prepared solely in connection with the promotion or marketing, to the extent permitted by applicable law, of the matter addressed herein, and was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular circumstances.

                                    page 23

S&P GSCI Disclaimer

These materials are not sponsored, endorsed, sold or promoted by Standard &
Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). Standard & Poor's
does not make any representation or warranty, express or implied, to the owners of any instrument linked to the indices described herein or any member of the public regarding the advisability of investing in securities generally or in any instrument linked to the indices described herein or the ability of S&P GSCI
Index to track general commodity market performance. S&P's only relationship to
Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P and of S&P GSCI Index, which indices are determined, composed and calculated by
S&P without regard to Deutsche Bank AG or any instrument linked to the indices described herein. S&P has no obligation to take the needs of Deutsche Bank AG or the owners of any instrument linked to the indices described herein into consideration in determining, composing or calculating S&P GSCI Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of any instrument linked to the indices described herein to be issued or in the determination or calculation of the equation by which the S&P GSCI Index are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of any instrument linked to the indices described herein.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF S&P GSCI INDEX OR
ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, OWNERS OF ANY INSTRUMENT
LINKED TO THE INDICES DESCRIBED HEREIN OR ANY OTHER PERSON OR ENTITY FROM THE
USE OF S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR
IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDICES OR ANY
DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL
DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH
DAMAGES.

S&P GSCI Index is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Deutsche Bank AG.

                                    page 24